Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

IMMEDIATE RELEASE:

JANUARY 29, 2008

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER OF FISCAL 2008

Strong CCP Revenue Growth

Improved Building Products Operating Income

Total December Quarter Revenue of $249 Million

SOUTH JORDAN, UTAH, JANUARY 29, 2008 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its quarter ended December 31, 2007, the first quarter of its 2008 fiscal year.

Highlights for the quarter included:

•	Continued strong performance from our coal combustion products division

•	Building products division operating income grew by 34%

•	Successful expansion of Korean hydrogen peroxide plant – doubling capacity

•	Five coal cleaning facilities were operational at the end of the quarter

Headwaters’ total revenue for the December 2007 quarter was $248.9 million, down 9% from $274.9 million for the December 2006 quarter. Gross profit decreased 21%, from $80.0 million in the December 2006 quarter to $63.1 million in the December 2007 quarter. Operating income decreased 46% from $33.9 million to $18.4 million. Net income was $9.9 million and diluted earnings per share was $0.23, compared to net income of $17.0 million, or $0.37 per diluted share, in the December 2006 quarter. The decline in net income and earnings per share was primarily related to high oil prices and the transition away from Section 45K. High oil prices caused an increase in the Section 45K phase-out, reducing earnings per share by $0.14 in the December quarter.

Excluding our Section 45K business, Headwaters’ total revenue for the December 2007 quarter was $194.5 million, up 1% from $193.2 million for the December 2006 quarter. Gross profit excluding Section 45K was $51.1 million in the December 2007 quarter, the same gross profit as in the prior year quarter. Operating income increased 18% from $5.5 million to $6.5 million. Net income was $3.5 million and diluted earnings per share was $0.08, compared to a net loss of $(1.5) million, or $(0.03) per diluted share, in the December 2006 quarter.

Operating Performance

Coal Combustion Products

Revenues from coal combustion products (“CCPs”) increased $8.2 million or 12%, from $69.2 million in the December 2006 quarter to $77.4 million in the December 2007 quarter. The gross margin of 27.8% in 2007 decreased from the 2006 gross margin of 28.5%, and the operating margin of 18.4% in December 2007 was higher than the operating margin of 18.0% in December 2006. CCPs’ performance was influenced by upward pricing trends in several markets, despite some challenging weather conditions in certain markets near the end of the quarter. We were awarded several new fly ash contracts, which we anticipate will result in approximately a 5% increase in supply of high quality fly ash in calendar 2008.

Building Products

Revenues from our building products business for the December 2007 quarter decreased to $114.8 million, compared to $122.8 million for the December 2006 quarter. In comparing 2006 to 2007 we have continued to improve both gross margins (from 26.2% to 28.7%) and operating margins (from 5.3% to 7.6%), resulting in a 34% growth in operating income, from $6.5 million to $8.7 million. We believe our niche strategy and our focus on productivity improvements has tempered the impact of the severe slow down in new residential construction and remodeling expenditures on our revenue and margins. We plan to continue to aggressively manage our cost structure, while investing to maintain and build our strong market positions.

During the quarter we sold our mortar/stucco business, which was not strategic to ongoing operations. These operations represented approximately $37.0 million in revenue on an annualized basis. A portion of the proceeds from the sale was used to purchase two Texas block plants, expanding our productive capacity and market share. These changes will positively impact the ongoing strategic operations of the building products business in the Texas market.

Alternative Energy Segment

Due to the expiration of Section 45K on December 31, 2007, all synfuel facilities have ceased operations. In addition, high oil prices negatively affected phase-out of Section 45K tax credits for calendar 2007, which resulted in significantly reduced tax credit-based license fee revenue in the December 2007 quarter. Using available information as of December 31, 2007, and consistent with our historical methodology, we estimate the phase-out percentage for Section 45K tax credits for calendar year 2007 to be approximately 72%, up from 54% calculated as of September 30, 2007. As a result of these factors, license fee revenue decreased from $22.4 million in the December 2006 quarter to $7.5 million in the December 2007 quarter.

Chemical reagent sales in the December 2007 quarter were also impacted by the events described above, resulting in a decrease in revenue from $44.5 million in December 2006 to $38.0 million in December 2007. The gross margin on chemical reagent sales in the December 2007 quarter was 18.5%, compared to 20.3% in the prior year December quarter.

Headwaters’ estimated effective income tax rate for fiscal 2008 is 29%; however, because of discrete items recorded in the December 2007 quarter, primarily related to Section 45K, the effective income tax rate for the quarter was 40%.

At December 31, 2007, Headwaters had five coal cleaning facilities at various stages of operations. Three of the facilities have achieved approximately 75% of capacity, and two of the facilities are in start up. Four additional facilities are under construction. Accordingly, Headwaters should be able to achieve its goal of nine to ten coal cleaning facilities in operation by the end of calendar 2008. Revenue for the fiscal year is now projected to be approximately $30 million to $40 million from coal cleaning. Also, Headwaters is including credits from coal cleaning in the calculation of its effective tax rate, although the amount of the credits in the December quarter was immaterial.

HCATTM, Headwaters’ resid hydrocracking catalyst technology, has been proven to increase conversion of heavy residual oils into lighter, more valuable products. After successfully testing the technology at two refineries, Headwaters executed agreements with a third refinery for extended use of its HCAT technology and long term sales of its catalyst precursor, subject to satisfactory results from a scheduled commercial test. The commercial test was delayed from the December quarter and is now scheduled for February 2008.

The expansion of our joint venture hydrogen peroxide facility in Ulsan, South Korea, was completed on budget and slightly ahead of schedule. We have doubled the capacity of the facility to 75 million tons of annual production. We anticipate delivery of hydrogen peroxide to SKC Chemical during the March quarter for the manufacture of propylene oxide. EvonikHeadwaters continues to develop technology related to direct synthesis of hydrogen peroxide at its German demonstration plant.

Headwaters’ revenues are very seasonal. For fiscal 2008, we estimate that approximately 20 percent of our operating income will be generated in the December and March quarters and 80 percent will be generated in the June and September quarters.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of December 31, 2007 are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$210.0	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $8.8 million)	$0	Prime + 0.75%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014

Total	$542.5

Headwaters currently has no debt repayment requirements until 2011. We are in compliance with all debt covenants and anticipate full compliance with all debt covenants in fiscal 2008.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/06	9/30/07	12/31/07
Current Ratio	1.88	1.88	2.41
Total Debt to Equity	0.74	0.65	0.67
Total Indebtedness to TTM EBITDA	2.53	2.09	2.17

TTM EBITDA (in millions)	$235.5	$259.6	$249.9

EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/06	9/30/07	12/31/07
Net Income	$102.1	$20.0	$13.0
Net Interest Expense	34.0	31.1	28.6
Income Taxes	35.7	38.3	38.8
Depreciation and Amortization	63.7	72.2	71.5
Goodwill Impairment	—	98.0	98.0

TTM EBITDA	$235.5	$259.6	$249.9

Commentary and Outlook

Steven G. Stewart, Headwaters’ Chief Financial Officer, stated, “High oil prices negatively impacted our Section 45K operations and our December quarter. This could cause earnings from Section 45K to be lower than our original estimate of $0.30 earnings per diluted share for fiscal 2008. Section 45K contributed approximately $0.15 earnings per diluted share in the December quarter and we anticipate that earnings per diluted share in the March quarter will be $0.15 or less. We reaffirm our guidance for fiscal 2008 of earnings per diluted share of $0.95 to $1.35.”

“The down cycle in new residential construction painfully continues, resulting in increased pressure on revenues. We do not anticipate any improvement in 2008,” said Kirk A. Benson, Chairman and Chief Executive Officer. “However, even in this negative environment our building products operating margins improved by over 200 basis points resulting in 35 percent growth in operating income. In addition, our `December quarter combined non-Section 45K revenue increased over last year. We were able to offset the decline in building products sales with fly ash growth and the start up of our coal cleaning business.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 5, 2008, by dialing 800-405-2236 or 303-590-3000 and entering code 11107648.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “plans,” variations of such words and similar expressions, are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and alternative energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2006	2007
Revenue:
Construction materials	$122,755	$114,766
Coal combustion products	69,172	77,426
Alternative energy	82,997	56,705

Total revenue	274,924	248,897
Cost of revenue:
Construction materials	90,562	81,836
Coal combustion products	49,447	55,908
Alternative energy	54,870	48,097

Total cost of revenue	194,879	185,841

Gross profit	80,045	63,056
Operating expenses:
Amortization	5,811	5,512
Research and development	3,784	4,141
Selling, general and administrative	36,561	35,029

Total operating expenses	46,156	44,682

Operating income	33,889	18,374
Net interest expense	(8,267)	(5,844)
Other income (expense), net	(2,561)	3,983

Income before income taxes	23,061	16,513
Income tax provision	(6,070)	(6,600)

Net income	$16,991	$9,913

Basic earnings per share	$0.40	$0.24

Diluted earnings per share	$0.37	$0.23

Weighted average shares outstanding — basic	42,078	41,888

Weighted average shares outstanding — diluted	48,375	47,778

Note:	Total depreciation and amortization was $17,678 and $16,953 for the quarters ended December 31, 2006 and 2007, respectively.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2007	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$55,787	$39,660
Trade receivables, net	188,334	129,103
Inventories	53,201	63,324
Other	51,074	61,571

Total current assets	348,396	293,658
Property, plant and equipment, net	225,700	236,527
Intangible assets, net	238,144	234,032
Goodwill	787,161	784,161
Other assets	56,488	53,215

Total assets	$1,655,889	$1,601,593

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$39,379	$26,729
Accrued liabilities	145,623	105,497

Total current liabilities	185,002	132,226
Long-term debt	542,500	542,500
Income taxes	91,721	112,455
Other long-term liabilities	6,416	7,423

Total liabilities	825,639	794,604

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	511,496	505,564
Retained earnings	319,920	309,987
Other	(1,208)	(8,604)

Total stockholders’ equity	830,250	806,989

Total liabilities and stockholders’ equity	$1,655,889	$1,601,593

Note:	The current ratio as of September 30, 2007 of 1.88 is derived by dividing total current assets of $348,396 by total current liabilities of $185,002. The current ratio as of December 31, 2007 of 2.22 is derived by dividing total current assets of $293,658 by total current liabilities of $132,226.